OREGON STEEL MILLS, INC.
                                   -----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                ON APRIL 29, 2004
                             8:00 A.M. PACIFIC TIME
                                   -----------

             TO THE STOCKHOLDERS:

             You are invited to attend the Annual Meeting of Stockholders of Oregon Steel Mills, Inc. (the "Corporation") to be held in the Cambridge/Oxford Room at the Benson Hotel, 309 SW Broadway, Portland, Oregon, on Thursday, April 29, 2004, at 8:00 a.m. Pacific Time.

             The meeting is being held for the following purposes:

             1. To elect three Class A directors; and

             2. To consider and transact such other business, including one stockholder proposal as may properly come before the meeting or any adjournment thereof.

             Only stockholders of record at the close of business on March 8, 2004, are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the meeting is available for inspection at the offices of the Corporation.

             Admission to the meeting will be by Admission Ticket only. If you are a stockholder of record or an ESOP participant and plan to attend the Annual Meeting, please keep your Admission Ticket, which is enclosed, and present the ticket for admission to the meeting. If you are a stockholder whose shares are not registered in your own name and you plan to attend the meeting, please bring a copy of the voting form sent to you by the stockholder of record (your broker, bank, etc.) or other evidence of stock ownership.


                                            By Order of the Board of Directors,



                                            Jennifer R. Murray
                                            SECRETARY

             March 29, 2004
             Portland, Oregon




             YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. YOUR PROMPT RESPONSE COULD SAVE THE CORPORATION THE EXPENSE OF A FOLLOW-UP MAILING.

                            OREGON STEEL MILLS, INC.
                               1000 S.W. BROADWAY
                                   SUITE 2200
                             PORTLAND, OREGON 97205
                                 (503) 223-9228
                                  -------------
                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 --------------

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Oregon Steel Mills, Inc. (the "Corporation") to be voted at the Annual Meeting of Stockholders to be held in the Cambridge/Oxford Room at the Benson Hotel, 309 SW Broadway, Portland, Oregon, on Thursday, April 29, 2004, at 8:00 a.m. Pacific Time, and any adjournments thereof.

Only stockholders of record at the close of business on March 8, 2004, are entitled to notice of, and to vote at, the meeting. At the close of business on that date, the Corporation had 26,495,172 shares of Common Stock, $0.01 par value per share ("Common Stock"), outstanding. Holders of Common Stock are entitled to one vote for each share of Common Stock held. There are no cumulative voting rights.

When a proxy in the form accompanying this proxy statement is properly executed and returned, the shares represented will be voted at the meeting in accordance with the instructions specified in the proxy. If no instructions are specified, the shares will be voted FOR Proposal 1 and AGAINST Proposal 2 in the accompanying Notice of Annual Meeting of Stockholders, and such votes will be counted toward determining a quorum. Shares held of record by the Trustees of the Corporation's Employee Stock Ownership Plan Trust (the "ESOP") will be voted by the Trustees in accordance with instructions received from ESOP participants or, if no such instructions are received, the Trustees shall vote or take other action as they deem appropriate. Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. A stockholder may revoke a proxy by (i) written notice of such revocation to the Secretary of the Corporation at the above address; (ii) a later-dated proxy received by the Corporation; or (iii) attending the meeting and voting in person. Attendance at the meeting will not by itself revoke a proxy.

Each share of Common Stock outstanding on the record date is entitled to one vote per share at the Annual Meeting of Stockholders. Shares of Common Stock represented in person or by proxy at the Annual Meeting (including abstentions and broker non-votes) will be tabulated by the inspector of election appointed for the meeting and will be counted in determining that a quorum is present. For Proposal 1, (i) the nominees receiving a plurality of the votes cast at the Annual Meeting are elected as directors; (ii) withholding authority to vote for a director will be treated as a vote cast against the nominee; and (iii) a broker non-vote will not be treated as a vote cast.

For Proposal 2, an abstention will have the effect as a vote against Proposal 2 and a broker non-vote will have no effect in determining whether the stockholder proposal was approved.

The approximate date on which this proxy statement and the accompanying proxy card are being mailed to the Corporation's stockholders is March 29, 2004. Solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. Original solicitation of proxies by mail may be supplemented by one or more telephone, telegram or personal solicitations by directors, officers, or employees of the Corporation. No additional compensation will be paid for any such services. Except as described above, the Corporation does not intend to solicit proxies other than by mail. Costs of solicitation will be borne by the Corporation.

            PROPOSAL 1: NOMINATION AND ELECTION OF CLASS A DIRECTORS
--------------------------------------------------------------------------------
NOMINEES

The Corporation has a classified Board consisting of two Class A directors, Messrs. Parkinson, and Sproul; three Class B directors, Messrs. Demorest, Reynolds, and Swindells; and three Class C directors, Messrs. Declusin, Neun, and Walker. Class B and C directors serve until the Annual Meetings of Stockholders to be held in 2005 and 2006, respectively, and until their successors are elected and qualified. At each Annual Meeting of Stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at that annual meeting.

The nominees for election as Class A directors are William Kinnune, David Parkinson, and Brett Wilcox. Mr. Parkinson is a member of the present Board. Messrs. Kinnune and Wilcox are new nominees and were recommended to the Nominating/Corporate Governance and Compensation Committee for nomination by non-management directors. Each of the nominees has consented to serve if elected. The Corporation does not pay a fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. The Class A directors to be elected at the 2004 Annual Meeting will serve until the Annual Meeting of Stockholders in 2007 and until their successors are elected and qualified.

Mr. Sproul who has served as a director since 1989 will retire from the Board effective as of the Annual Meeting. The Board has adopted a resolution, effective as of the Annual Meeting, to increase the size of the Board to nine members and the number of Class A directors to three.

Unless authority to vote for a director is withheld, the accompanying proxy, if properly executed and returned, will be voted for the election of the Class A nominees named below. If authority to vote for the nominees is withheld, the withheld votes will not be cast for any other nominee. If any nominee is unable or unwilling to serve as a director, proxies may be voted for such substitute nominee as may be designated by the Board. The Board has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected.

The following table sets forth information with respect to the persons nominated for election as Class A directors and each other director, including their names and ages as of February 27, 2004, business experience during the past five years, and directorships in other corporations.

                                               Principal Occupation and                                                Director
                                              Certain Other Directorships                                      Age       Since
                                              ---------------------------                                      ---     --------
CLASS A (NOMINEES WHOSE TERM OF OFFICE WILL EXPIRE IN 2007):

William P. Kinnune       Mr. Kinnune is a former Executive Vice President of Willamette                         64          --
                         Industries, Inc., a diversified wood products company. While at Willamette
                         Industries, Inc., he held the position of Executive Vice President of the
                         Corrugated, Bags, Specialty Products, Board and Paper from 1985 to 2002. He is a director on the board of AGE Industries, Inc., and serves as director and chairman of the Development Committee of the Portland Oregon Hearing and Speech
                         Institute, a trustee of Willamette University and on the Advisory Board of the
                         University of Washington Business School.

David L. Parkinson       Mr. Parkinson is Chairman and Chief Financial Officer of the                           65        2001
                         Arizona Railway Group, a short line railroad
                         holding company. He was Chairman and Chief
                         Executive Officer of ParkSierra Rail Group from
                         1998 to 2002. Mr. Parkinson is on the board of
                         directors for Napa Landmarks and the Foundation of
                         Intermodal Research.

Brett Wilcox             Mr. Wilcox is President and owner of Golden Northwest Aluminum,                        50          --
                         Inc., which owns and operates Northwest Aluminum Company and Goldendale Aluminum
                         Company. He is also Managing Member of Northwest Energy Development, LLC, that is developing efficient natural gas and wind power generating projects. Mr.
                         Wilcox serves as Vice President of the Oregon Progress Board, and on the Boards
                         of Reed College, Oregon Business Council, Citizens for the Columbia River
                         Discovery Center, the Bonneville Environmental Foundation, and the Washington
                         Business Roundtable.

                                               Principal Occupation and                                                Director
                                              Certain Other Directorships                                      Age       Since
                                              ---------------------------                                      ---     --------

CLASS B (DIRECTORS WHOSE TERM OF OFFICE WILL EXPIRE IN 2005):

Harry L. Demorest        Mr. Demorest is President and Chief Executive Officer and a                            62         2001
                         director of Columbia Forest Products, Inc., a leading manufacturer of hardwood plywood, veneer, and flooring, a position he has held since March 1996. He is also a director on the boards of the Oregon Museum of Science and Industry,
                         Friends of the Children, and the Portland Police Foundation.

Stephen P. Reynolds      Mr. Reynolds is President and Chief Executive Officer and a                            56         1999
                         director of Puget Energy and Puget Sound Energy, Bellevue, Washington. Prior to
                         joining Puget Energy in January of 2002, Mr. Reynolds served as President and
                         Chief Executive Officer of Reynolds Energy International, an energy advisory firm in Houston, Texas. From 1987 to 1997, he served as President and Chief Executive
                         Officer of Pacific Gas Transmission Company. He also serves on the boards of the
                         Corporate Council for the Arts, the Nature Conservancy of Washington, the
                         Washington Business Roundtable, the Edison Electric Institute and the American Gas
                         Association.

William Swindells        Mr. Swindells is the Chairman of the Board of Directors and is the former              73         1994
                         Chairman of the Board of Directors of Willamette Industries, Inc., a
                         diversified wood products company. While at Willamette Industries, Inc., he held the position of Chairman of the Board from 1985 to February 2002 and also held the position of Chief Executive Officer from 1985 until September 1995 and again from November 1997 until December 1998. He serves as a trustee of Willamette
                         University and the Oregon Health & Science University Foundation.

CLASS C (DIRECTORS WHOSE TERM OF OFFICE WILL EXPIRE IN 2006):

James E. Declusin        Mr. Declusin is the President and Chief Executive Officer of the                       61         2000
                         Corporation serving since August 2003. Mr. Declusin spent sixteen years with
                         California Steel Industries, most recently serving as Senior Executive Vice
                         President and Chief Operating Officer, retiring on October 31, 2000. Prior to that time, Mr. Declusin spent seventeen years in various management positions in the commercial area of Kaiser Steel Corporation.

Carl W. Neun             Mr. Neun was Senior Vice President and Chief Financial Officer                        60         2002
                         for Tektronix, Inc., an electronics manufacturing company, from 1993 until his retirement in 2000. Mr. Neun also serves on the boards of RadiSys Corporation,
                         Planar Systems, and Powerwave Technologies.

Frank M. Walker          Mr. Walker is President, Chief Executive Officer and a director of                    58         2002
                         Feralloy  Corporation,  a steel  processing and distribution  corporation.
                         He has held these positions since 1993. He also serves on the Board of Delta
                         Steel, Inc.

                                      -3-

                    THE BOARD OF DIRECTORS AND ITS COMMITTEES
--------------------------------------------------------------------------------
The Board has standing Executive, Audit, and Nominating/Corporate Governance and Compensation Committees.

EXECUTIVE COMMITTEE.

The Executive Committee may exercise all the authority of the Board, subject to the actions of the full Board and except as otherwise provided by the Corporation's restated certificate of incorporation, the Corporation's bylaws or applicable law. The members of the Executive Committee during January 2003 through July 2003 were Messrs. Corvin, Demorest and Reynolds and during August 2003 through December 2003 were Messrs. Declusin, Demorest and Reynolds. Mr. Swindells as Chairman of the Board is an ex officio member of each Committee.

AUDIT COMMITTEE.

The Audit Committee's purpose is to assist Board oversight of: (i) the integrity of the Corporation's financial statements, (ii) the Corporation's compliance with legal and regulatory requirements, (iii) the independence and qualification of the outside auditors and (iv) the performance of the Corporation's internal audit function and outside auditor. The members of the Audit Committee during 2003 were Messrs. Demorest, Neun, Parkinson, and Sproul.

NOMINATING/CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE.

In 2002, the functions of the Nominating Committee and Compensation Committee were combined into the Nominating/Corporate Governance and Compensation ("Nominating/Compensation") Committee. The members of the Nominating/Compensation Committee during January 2003 through July 2003 were Messrs. Reynolds, Declusin and Walker, from August 2003 through December 2003 were Messrs. Reynolds, Swindells and Walker. The Board has determined that each member of the Nominating/Compensation Committee is independent, as independence is defined in the New York Stock Exchange listing standards. In 2004, the Corporation adopted a Nominating and Compensation Committee charter, which is attached as Appendix A and is also available on the Corporation's website at www.osm.com.
-----------

[BULLET] NOMINATING/CORPORATE GOVERNANCE.
         The purposes of this Committee in the areas of Nominating/Corporate Governance are to (i) identify individuals qualified to become Board members, consistent with criteria approved by the Board, and to select or to recommend that the Board select, the director nominees for the next annual meeting of stockholders, (ii) develop and recommend to the Board a set of corporate governance principles applicable to the Corporation and (iii) oversee the evaluation of the Board and Corporation management.

         The Nominating/Compensation Committee will, with direct input from the Chairman and CEO, identify qualified individuals to become directors, and make recommendations to the full Board for approval. It is expected that all directors will be alert to potential board candidates with appropriate skills and characteristics and communicate such information to the Committee. The Committee will consider stockholder suggestions as to nominees for directors, such suggestions should be addressed to the Secretary of the Corporation at its principal executive offices and contain the information required by Section 1.2 of the Corporation's bylaws. The information required includes the name, age, business address and residence address of the proposed nominee, the principal occupation or employment of the proposed nominee, the number of shares of the Corporation held by the proposed nominee, any other information required by the SEC rules to be disclosed in a proxy statement and a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected. In addition, the proposing stockholder must provide such stockholder's name and address, the number of shares of the Corporation held by the stockholder, a description of any arrangement between the proposed nominee and the stockholder, confirm that the stockholder will appear at the meeting to nominate the proposed nominee and any other information required by the SEC rules to be disclosed in a proxy statement. In 2004, the Corporation adopted Corporate Governance Guidelines that specify that the Board seeks directors from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation of integrity and are selected based upon contributions such nominees can make to the Board and management. In addition, any nominee should have experience in positions with a high degree of responsibility, be a leader in the organization with which the nominee is affiliated, understand the Corporation's business environment and be free from relationships or conflicts of interest that could interfere with the director's duties to the Corporation and its stockholders. The nominee must be willing to devote sufficient time to carrying out the director's duties and responsibilities effectively and should be committed to serve on the board for an extended period of time. The Committee may also develop and recommend to the Board additional criteria for selecting new directors, including background, skills, experience, age, diversity, time availability (including the number of other boards the person sits on), needs of the Board and current and further business directions of the Corporation. Although the Committee has not adopted specific criteria, any proposed nominees must meet the qualifications set forth in the Corporate Governance Guidelines and additional criteria, when adopted. Assuming compliance with the procedures, there would be no differences in the evaluation of a proposed nominee if the proposed nominee is recommend by a stockholder. The Corporation received no notice of a director candidate recommended by a stockholder or group with 120 days before the anniversary of the prior year's release of the proxy statement.

         In order to be considered for the 2005 Annual Meeting of Stockholders, such suggestions should be received by no later than November 30, 2004.

[BULLET] COMPENSATION.
         The purposes of the Committee in the areas of compensation are to have direct responsibility to (i) review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO's performance in light of those goals and objectives, and either as a committee or together with the other independent directors (as directed by the Board), determine and approve the CEO's compensation based on this examination; (ii) make recommendations to the Board with respect to non-CEO compensation, incentive compensation plans and equity-based plans; and (iii) produce an annual report on executive compensation as required by the SEC for inclusion in the proxy statement or Form 10-K.

MEETINGS.

During 2003, the Board held 6 meetings, the Audit Committee held 5 meetings, and the Nominating/Compensation Committee held 5 meetings. Each incumbent director attended at least 75% of the aggregate number of Board meetings and meetings of committees of which he is a member which were held during the period for which he was a director.

EXECUTIVE SESSIONS.

The Board meets in executive session without management at the conclusion of each regular Board meeting. Mr. Swindells as chairman of the Board was selected to preside at the executive sessions of non-management directors.

COMMUNICATIONS WITH NON-MANAGEMENT DIRECTORS.

Anyone who has a concern about the Corporation's conduct, accounting, internal accounting controls or auditing matters may communicate that concern directly to the non-management directors, or to the Audit Committee. Concerns may be submitted confidentially or anonymously. Submissions may be emailed, submitted in writing, or reported by phone to a toll-free phone number - 1-800-826-6762. This contact information is published on the Corporation's website, www.osm.com. Submissions for non-management directors will be reviewed by the presiding director of the non-management directors, Mr. Swindells and submissions for the Audit Committee will be reviewed by the chair of the Audit Committee, Mr. Demorest.

GOVERNANCE DOCUMENTS AND DIRECTORS' POLICIES.

The Corporation has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics, Codes of Ethics for the Chief Executive Officer and Senior Financial Professionals, Audit Committee Charter and Nominating/Compensation Committee Charter. Each of these documents is available on the Corporation's website, www.osm.com, and the information is available in print to any stockholder who requests it. In addition to these guidelines, codes and charters, and the Corporation's bylaws and certificate of incorporation, the Board's policy is that all directors should attend the Annual Meeting and in 2003, all directors attended the Annual Meeting.

OTHER RELATIONSHIPS

Oregon Feralloy Partners is a joint venture between Feralloy Corporation ("Feralloy") and the Corporation that processes plate from hot roll coil product produced by the Corporation. Feralloy is the operating partner and owns 40% and the Corporation owns 60% and leases certain real property in Portland, Oregon. During 2003, plate processing transactions amounted to approximately $5.4 million. Mr. Walker is the President and Chief Executive Officer of Feralloy.

INDEPENDENCE

In January 2004, the Board affirmatively determined that each of the current directors, except Mr. Declusin, is "independent" as required by the New York Stock Exchange listing standards. In making that determination, the Board concluded that except for Messrs. Walker and Declusin, the other directors had no relationships with the Corporation (either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with the Corporation) except as a director. With respect to Mr. Walker, the Board separately determined that Mr. Walker was independent finding that Mr. Walker's and Feralloy's relationship with the Corporation was not material. The bases of that determination were (i) the relationship did not fall within any of the disqualification provisions specified by the New York Stock Exchange listing standards; (ii) the relationship between the Corporation and Ferralloy is not material in the Board's opinion in that it represents less than 1% of the Cor-poration's business and less than 2% of Ferralloy's business; and (iii) except for the Oregon Feralloy Partners ~relationship, there were no other material relationships between Mr. Walker and the Corporation, including commercial, industrial, banking, consulting, legal, accounting, charitable, and familial.



                            COMPENSATION OF DIRECTORS
--------------------------------------------------------------------------------
Directors who are not full-time employees of the Corporation receive an annual fee of $21,000, plus $1,200 for each Board and committee meeting attended and reimbursement of expenses. Directors who are full-time employees of the Corporation do not receive fees for serving on the Board or on committees.

The Board established, effective April 26, 2002, the Non-Employee Directors' Stock Option Plan (the "Directors' Stock Option Plan"). The Directors' Stock Option Plan provides for outside directors to receive initial grants of options to purchase 4,000 shares of common stock on the effective date and annual grants of options to purchase 1,500 shares of the common stock on the day of the annual meeting, at an exercise price equal to the closing price on the grant date, and vesting over three years. New directors receive an initial grant of options to purchase 2,000 shares on the day after their appointment. On May 1, 2003, each non-employee director received annual grants of options to purchase 1,500 shares.

The Board terminated the Oregon Steel Mills, Inc. Directors' Retirement Plan (the "Retirement Plan") as of December 31, 2001. Under the Retirement Plan, in effect since January 1, 1998, retiring directors who had completed five years of service as an outside director were paid $20,000 annually until the number of payments equals the number of full years of service as an outside director. The payment terms were convertible to a lump-sum present value payment if so elected by the retiring director and approved by the Compensation Committee.

In terminating the Retirement Plan, terms of payment of vested benefits were arranged for the two current outside directors with more than five years of service on the Board. Beginning in January 2002, Mr. John A. Sproul, who began as an outside director in 1989, will receive six annual payments of $34,505, and Mr. William Swindells, an outside director since 1994, will receive six annual payments of $22,752.

--------------------------------------------------------------------------------






                                PERFORMANCE GRAPH

     Set forth below is a line graph comparing the 5-year cumulative total stockholder return [ASTERISK] of the Corporation's Common Stock, based on the market price of Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Russell 2000 Index, the Standard & Poor's Diversified Metals & Mining Index and the Standard & Poor's Steel Index.


STOCKHOLDERS RETURN                            RUSSEL
MEASUREMENT PERIOD             OREGON           2000             S&P STEEL
(FISCAL YEAR COVERED)           STEEL           INDEX              INDEX
---------------------          ------          ------            ---------

MEASUREMENT POINT - 12/31/98   $100.00         $100.00           $100.00

FYE 12/31/99                     70.34          121.26            109.99
FYE 12/31/00                      9.61          117.59             69.14
FYE 12/31/01                     44.76          120.52             88.74
FYE 12/31/02                     36.35           95.83             67.76
FYE 12/31/03                     52.54          141.11            114.91

[ASTERISK] $100 invested on 12/31/98 in stock or index-including reinvestment of dividends.  Fiscal year ending December 31.

Copy right (C) 2002, Standard & Poor's, a division of the McGraw-Hill Companies, Inc. All rights reserved.
www.researchdatagroup.com/S&P.htm




             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based on the Corporation's review of Forms 3, 4, and 5 furnished to the Corporation pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, all such forms were filed on a timely basis.

                             PRINCIPAL STOCKHOLDERS
--------------------------------------------------------------------------------
The following table sets forth certain information regarding the beneficial ownership of shares of the Common Stock as of February 18, 2004 by (i) each director, director nominee and named executive officer; (ii) each person known to the Corporation to be a beneficial owner of more than 5% of the outstanding shares of Common Stock; and (iii) all current directors and executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to the table.

                                                                                Number                         Percentage
                        Name                                                   of Shares                        of Class
------------------------------------------------------------------------------------------------------------------------------------
      First Pacific Advisors, Inc. (FN1)                                       3,797,400 (FN1)                   14.4%
        11400 West Olympic Boulevard, Suite 1200,
        Los Angeles, CA 90064
      Jeffrey L. Gendell, et al. (FN2)                                         1,980,900 (FN2)                    7.5%
        55 Railroad Avenue, 3rd Floor, Greenwich, CT 06830
      Dimensional Fund Advisors, Inc. (FN3)                                    1,812,628 (FN3)                    6.9%
        1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401
      Royce & Associates, L.L.C. (FN4)                                         1,575,400 (FN4)                    6.0%
        1414 Avenue of the Americas, New York, NY 10019
      RS Investment Management Co. (FN5)                                       1,014,300 (FN5)                    3.4%
        388 Market Street, Suite 200, San Francisco, CA 94111
      DIRECTORS:
      Harry L. Demorest                                                           47,833 (FN7)                  [ASTERISK]
      Carl W. Neun                                                                 3,333 (FN7)                  [ASTERISK]
      David L. Parkinson                                                          11,333 (FN7)                  [ASTERISK]
      Stephen P. Reynolds                                                          1,433 (FN7)                  [ASTERISK]
      John A. Sproul                                                               3,333 (FN7)                  [ASTERISK]
      William Swindells                                                           37,333 (FN7)                  [ASTERISK]
      Frank M. Walker                                                              2,083 (FN7)                  [ASTERISK]
      NOMINEES:
      William P. Kinnune                                                              --                        [ASTERISK]
      Brett Wilcox                                                                    --                        [ASTERISK]
      NAMED EXECUTIVE OFFICERS:
      James E. Declusin (FN6)                                                     21,333 (FN7)                  [ASTERISK]
      L. Ray Adams                                                                69,044 (FN7)                  [ASTERISK]
      Steven M. Rowan                                                             41,349 (FN7)                  [ASTERISK]
      Robert A. Simon                                                             40,501 (FN7)                  [ASTERISK]
      Michael D. Buckentin                                                        17,292 (FN7)                  [ASTERISK]
      Joe E. Corvin                                                               96,584 (FN7)                  [ASTERISK]
      All current directors and executive officers as a group (23 persons)       548,720 (FN7)                    2.1%


[ASTERISK] Less than 1% of the outstanding Common Stock.

(FN1) Based upon information obtained from Schedule 13G Amendment No. 7 dated February 5, 2004, filed by First Pacific Advisors, Inc. with the Securities and Exchange Commission: First Pacific Advisors, Inc. has the shared power to dispose of 3,797,400 shares and the shared power to vote 1,603,700 shares.

(FN2) Based upon information obtained from Schedule 13G/Amendment No. 1, dated February 10, 2004, filed by Jeffrey L. Gendell, et al. with the Securities and Exchange Commission: Tontine Management, L.L.C. and Tontine Partners L.P. have shared power to vote and dispose of 1,071,800 shares; Tontine Capital Management, L.L.C. has shared power to vote and dispose of 56,200 shares; Tontine Overseas Associates, L.L.C. has shared power to vote and dispose of 852,900 shares; and Jeffrey Gendell has shared power to vote and dispose of 1,980,900 shares.

(FN3) Based on the information obtained from Schedule 13G/A dated February 6, 2004 filed by Dimensional Fund Advisors Inc. with the Securities and Exchange Commission.

(FN4) Based upon information obtained from Schedule 13G, dated February 5, 2004, filed by Royce & Associates, L.L.C. with the Securities and Exchange Commission.

(FN5) Based upon information obtained from Schedule 13G Amendment No. 2 filed with the Securities and Exchange Commission February 14, 2004, filed by RS Investment Management Co. L.L.C., RS Investment Management L.P. and G. Randall Hecht. Each filer has shared voting and dispositive power over 1,014,300 shares.

(FN6) Also member of the Board of Directors.

(FN7) Includes the following numbers of shares:


                                                                          Beneficially owned that             Held by the
                                                                              may be acquired                  ESOP for
                                                                            within 60 days of                  the named
                                                      Owned                 February 18, 2004                   persons
                                                    directly             pursuant to stock options            account (FN1)
------------------------------------------------------------------------------------------------------------------------------------
      DIRECTORS:
        Harry L. Demorest                             46,500                        1,333                           --
        William P. Kinnune                                --                           --                           --
        Carl W. Neun                                   2,000                        1,333                           --
        David L. Parkinson                            10,000                        1,333                           --
        Stephen P. Reynolds                              100                        1,333                           --
        John A. Sproul                                 2,000                        1,333                           --
        William Swindells                             36,000                        1,333                           --
        Frank M. Walker                                  750                        1,333                           --
        Brett Wilcox                                      --                           --                           --
      EXECUTIVE OFFICERS:
        James E. Declusin                             20,000                        1,333                           --
        L. Ray Adams                                  10,600                       57,334                        1,110
        Steven M. Rowan                                   --                       29,434                       11,915
        Robert A. Simon                                  100                       40,200                          201
        Michael D. Buckentin                              --                       15,916                        1,376
        Joe E. Corvin                                     --                       96,584                           --
        All directors and executive
        officers as a group (23 persons)             134,150                      399,968                       14,602

(FN1) The respective beneficial owners have the power to direct the vote under the terms of the ESOP, but they do not have investment power with respect to such shares.

                             EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

                           SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid to or accrued by the Corporation and its subsidiaries for the Chief Executive Officer and each of the four most highly paid executive officers of the Corporation and its subsidiaries as of December 31, 2003.

                                                                                                 LONG TERM           ALL OTHER
                                                    ANNUAL COMPENSATION(FN1)                   COMPENSATION         COMPENSATION
------------------------------------------------------------------------------------------------------------------------------------

                                                                                            Shares
                                                                           All Other      Underlying
             Name and                                                       Annual          Stock      Restricted    Thrift Plan
        Principal Position          Year       Salary   Bonus(FN2)(FN3) Compensation(FN5)  Options(#)  Shares(FN3) Contribution(FN4)
------------------------------------------------------------------------------------------------------------------------------------
JAMES E. DECLUSIN                   2003       $187,000      $ 57,000       $174,600             --      $57,000        $2,813
President and                       2002             --            --             --             --           --            --
Chief Executive Officer             2001             --            --             --             --           --            --

L. RAY ADAMS                        2003       $280,000            --             --             --           --        $3,000
Vice President Finance,             2002       $280,000      $ 80,000             --             --           --        $2,750
Chief Financial Officer             2001       $269,063            --             --         43,400           --        $4,800
and Treasurer

ROBERT A. SIMON                     2003       $220,000            --             --             --           --            --
Vice President and General          2002       $220,000      $ 69,000             --             --           --            --
Manager, RMSM Division              2001       $213,750            --             --         31,000           --            --

STEVEN M. ROWAN                     2003       $200,000            --             --             --           --        $1,617
Vice President Mat'l and            2002       $200,000      $ 48,000             --             --           --        $2,750
Transportation                      2001       $200,000            --             --         22,400           --        $4,800

MICHAEL D. BUCKENTIN(FN6)           2003       $230,000            --             --             --           --        $3,000
Former Vice President               2002       $230,000      $ 35,000             --             --           --        $2,750
Operations, OSM Division            2001       $217,500            --             --         31,600           --        $4,800

JOE E. CORVIN(FN7)                  2003       $550,000            --             --             --           --            --
Former President and                2002       $550,000      $200,000             --             --           --            --
Chief Executive Officer             2001       $550,000            --             --        112,900           --            --

------------
(FN1) Pension benefits accrued in 2001-2003 are not included in this Summary Compensation Table.

(FN2) Year 2002 amounts were earned under the 2002 Annual
Incentive Plan and paid in 2003.

(FN3) 40,000 restricted shares granted 8-1-03 as an inducement to accept the position of President and Chief Executive Officer valued at the closing market price of $2.85 on the date of grant. The bonus amount reported is the value on 8-1-03 of the 20,000 shares that vested immediately. The remaining 20,000 shares vest 8-1-04, and are reported under Long Term Compensation. The value of the restricted shares as of 12-31-02 was $232,000.

(FN4) Matching contributions made by the Corporation on behalf of the named executive to the Corporation's Thrift Plan.

(FN5) Other compensation reported for Mr. Declusin was $125,000 for relocation expenses, $7,000 automobile allowance, $30,600 directors' fees for service as an outside director and $12,000 consulting fees for sales and marketing consulting before his 8-1-04 appointment as President and CEO.

(FN6) Mr. Buckentin became inactive on 11-25-03 and resigned on 2-15-04.

(FN7) Mr. Corvin is an inactive employee of the Corporation, having resigned from his position as President and CEO on 7-31-03.

                        OPTION GRANTS DURING FISCAL 2003

In April 2000, the stockholders approved the Corporation's 2000 Long-Term Incentive Nonqualified Stock Option Plan ("Option Plan"). The Option Plan is administered by the Compensation Committee of the Board of Directors and provides for grants to officers and employees of options to acquire up to one million shares of the Common Stock, subject to the limitations set forth in the Option Plan. Pursuant to the Option Plan, the granting of options is at the discretion of the Board of Directors, and it has the authority to set the terms and conditions of the options granted. No options were granted under the plan in 2003. As of February 16, 2004, options to purchase 451,116 shares of the Common Stock were outstanding under the Option Plan.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

The following table sets forth certain information concerning each exercise of stock options during the last completed fiscal year by each of the named executive officers and the fiscal year-end value of unexercised options:

                                                                       Number of Securities          Value of Unexercised
                                                                      Underlying Unexercised         In-the-Money Options
                                      Shares                           Options at FY-End (#)           at FY-End ($) (FN1)
                                    Acquired on        Value               Exercisable/                  Exercisable/
          Name                     Exercise (#)     Realized ($)           Unexercisable                 Unexercisable
------------------------------------------------------------------------------------------------------------------------------------
      James E. Declusin                 --               --               1,333   /  4,167                  --  /   $ 5,220
      L. Ray Adams                       0                0              56,168   /  7,232            $135,080  /   $11,524
      Robert A. Simon                    0                0              39,034   /  5,166            $ 85,760  /   $ 6,927
      Steven M. Rowan                    0                0              28,668   /  3,732            $ 68,506  /   $ 5,953
      Michael D. Buckentin               0                0              39,534   /  5,266            $ 86,790  /   $ 7,133
      Joe E. Corvin                      0                0             149,048   /  8,900            $345,425  /   $26,487

(FN1) Based on $5.81 per share, which is the price last sold of the Corporation's
Common Stock on 12/31/03.


                        DEFINED BENEFIT RETIREMENT PLANS

The Corporation's pension plans are defined benefit plans qualified under section 401(a) of the Internal Revenue Code (the "Code"). Executive officers and most other domestic employees of the Corporation are eligible to participate in the Oregon Steel Mills, Inc. Pension Plan (the "Plan") or similar plans. Normal retirement is at age 65.

The amount of an employee's pension benefit and the resulting monthly payments an employee receives upon retirement are based upon the level of the employee's prior annual compensation, the employee's number of years of benefit service, and other factors. The employee's annual pension benefit is equal to the sum of:

      (i) for each full or partial year of benefit service prior to January 1, 1994, 1% of the first $22,800 of Past Service Compensation, plus 1.6% of Past Service Compensation in excess of $22,800. ("Past Service Compensation" is the employee's average compensation for the years 1991, 1992, and 1993); plus

      (ii)for each full or partial year of benefit service beginning on or after January 1, 1994, 1.2% of the employee's compensation during such year up to the employee's "Covered Compensation" amount for the year, plus 1.7% of the employee's compensation in excess of such "Covered Compensation" amount. ("Covered Compensation" for each year is determined by the employee's age and is taken from a Social Security Covered Compensation Table published annually in accordance with IRS regulations. For any given age, the "Covered Compensation" amount in the Table represents the average of the Social Security taxable wage bases over the 35-year period ending in the year someone that age will reach Social Security normal retirement age.)

In addition to the Plan, the Corporation initiated effective May 1, 1994, a Supplemental Retirement Plan (the "SERP") to supplement the Plan and ESOP and make up for benefits which were lost because of the dollar limits imposed by sections 401(a)(17) and 415 of the Code on benefits and contributions under those plans. The SERP results in highly compensated employees receiving retirement benefits calculated on the same basis as other employees. Employees become eligible for benefits under the SERP whenever: (a) the employee has service after the effective date; (b) the employee becomes eligible for benefits under the Plan or an allocation under the ESOP; and (c) the employee's benefit or allocation is limited by section 401(a)(17) of the Code or by the dollar amount under section 415 of the Code, or both. The benefit paid under the SERP is the difference between the Plan benefit calculated as described above and the amount that would have been paid under the Plan in the absence of the dollar limits in sections 401(a)(17) and 415 of the Code; plus the difference between the amount of ESOP benefit allocated to the participant under the ESOP after 1988 and the amount that would have been allocated in the absence of the dollar limits in sections 401(a)(17) and 415 of the Code, plus dividends that would have been paid on such shares after May 1994. Such benefit payments are made at the time that the benefits under the Plan or

ESOP, as applicable, are paid, or earlier upon an adverse IRS ruling. The Compensation Committee of the Board of Directors may amend or terminate the SERP at any time so long as rights already accrued at the time of such amendment or termination are preserved. The following Pension Plan Table shows the estimated annual benefits payable upon retirement at age 65 (including benefits under the SERP) in the specified compensation and years of service classifications.

                                         PENSION PLAN TABLE
                           (QUALIFIED DEFINED BENEFIT PLAN PLUS SERP) (FN2)

                                ANNUAL BENEFITS FOR YEARS OF SERVICE
                   -------------------- ------------- ------------- ------------- ------------- -------------

                     REMUNERATION(FN1)    15 Years      20 Years      25 Years      30 Years      35 Years
                   -------------------- ------------- ------------- ------------- ------------- -------------
                        $125,000        $  27,375       $36,500       $45,625      $ 54,750      $ 63,875
                         150,000           33,750        45,000        56,250        67,500        78,750
                         175,000           40,125        53,500        66,875        80,250        93,625
                         200,000           46,500        62,000        77,500        93,000       108,500
                         225,000           52,875        70,500        88,125       105,750       123,375
                         250,000           59,250        79,000        98,750       118,500       138,250
                         300,000           72,000        96,000       120,000       144,000       168,000
                         350,000           84,750       113,000       141,250       169,500       197,750
                         400,000           97,500       130,000       162,500       195,000       227,500
                         450,000          110,250       147,000       183,750       220,500       257,250
                         500,000          123,000       164,000       205,000       246,000       287,000
                         550,000          135,750       181,000       226,250       271,500       316,750
                         600,000          148,500       198,000       247,500       297,000       346,500
                         650,000          161,250       215,000       268,750       322,500       376,250
                         700,000          174,000       232,000       290,000       348,000       406,000
                         750,000          186,750       249,000       311,250       373,500       435,750
                         800,000          199,500       266,000       332,500       399,000       465,500
                         850,000          212,250       283,000       353,750       424,500       495,250
      --------------------

      (FN1) Represents at least 125% of the maximum compensation for the year ended December 31, 2004.

      (FN2) Estimates assume all service is after January 1, 1994, and Social
            Security Covered Compensation as defined above is $60,000 for all years. The estimates do not include the ESOP benefit pursuant to the SERP, which is not determined by years of service and final compensation.

The portion of an employee's benefit attributable to years of benefit service in excess of 35 years is limited to 1.0% of his Past Service Compensation for purposes of (i), above; and to 1.2% of his annual compensation for purposes of
(ii), above. Notwithstanding the foregoing, an employee's compensation taken into account for any Plan year after 1993 shall not exceed $150,000 (or such other amount as may be prescribed for the relevant plan year by the Secretary of the Treasury pursuant to section 401(a)(17) of the Code). As previously described, the SERP will pay benefits on the additional compensation above that amount. The plan benefits are not subject to deduction for Social Security or other offset amounts. For each named executive officer listed on the Summary Compensation Table, pension benefits are reported in the following table.

                                        Credited Years          Assumed       Lifetime Annual Payments        ESOP Benefits
                                       of Service as of       Retirement       under the Pension Plan        pursuant to the
                                           12-31-03               Age               and SERP (FN1)              SERP (FN2)
-----------------------------------------------------------------------------------------------------------------------------------
      James E. Declusin                         .5                65                    $ 34,473                      --
      L. Ray Adams                            15.5                65                    $107,259                  $1,590
      Robert A. Simon                         11.7                65                    $ 95,902                      --
      Steven M. Rowan                         32.0                65                    $ 96,623                  $  838
      Michael D. Buckentin                    14.9                62                    $ 40,734                  $  158
      Joe E. Corvin                           34.6                62                    $155,360                      --

--------------
(FN1) Upon their retirement, assuming no increase in current rates of annual compensation, and based upon years of service shown above. The applicable compensation each year is the sum of the "Salary" and "Annual Incentive Plan" compensation shown Summary Compensation Table, limited as described above.

(FN2) Include dividends and the equivalent value of shares of Common Stock accrued through December 31, 2003. Future ESOP benefit additions, if any, would be derived from discretionary annual ESOP allocations set by the Board of Directors.

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                       AND CHANGE IN CONTROL ARRANGEMENTS

EMPLOYMENT AGREEMENT.

Mr. Declusin entered into an employment agreement with the Corporation dated August 1, 2003, to serve as President and Chief Executive Officer. The agreement expires on December 31, 2005. The compensation provisions of the employment agreement are described in the accompanying report of the Compensation Committee of the Board of Directors. The other provisions covered in the employment agreement are vacation, benefit plans expenses, fringe benefits and termination. As part of the agreement, Mr. Declusin has agreed not to compete with the Corporation for a one-year period following any voluntary termination without "good reason" (as defined in the agreement). Except as described below, no other named executive has an agreement related to employment with the Corporation.

SEVERANCE AGREEMENT.

Mr. Corvin entered into a separation agreement and general release with the Corporation effective July 31, 2003, and resigned as an officer and director of the Corporation and each of its subsidiaries. Under the agreement, Mr. Corvin is on paid administrative leave through the earlier of April 6, 2006, or until he becomes employed on a full-time basis with another employer. During the period, the Corporation will pay Mr. Corvin $550,000 annually, provide outplacement services and allow Mr. Corvin to participate in certain of the Corporation's health and welfare benefit programs; however, Mr. Corvin will not be eligible to participate in any bonus, vacation, stock options, ESOP contributions and other similar programs. Mr. Corvin also agreed not to compete with the Corporation.

CHANGE IN CONTROL AGREEMENTS.

The Corporation entered into change-in-control agreements ("Agreements") with Messrs. Declusin, Adams, Lawrence, Rowan, Simon and certain other key employees ("Employees"). Change in Control is defined to include, among other things, the transfer of 25% or more of the Corporation's voting securities to any person or entity other than the ESOP or the election of a majority of directors who were not nominated by the then current Board. The Agreements provide, among other things, for severance compensation in the event that an Employee's employment is terminated by the employer without cause or by the Employee with good reason, all as defined in the Agreements, during the three-year period following a Change in Control. Severance compensation is to be calculated as the sum of (i) three times the Employee's annual base salary as of the date of termination or immediately prior to the Change in Control, whichever is greater; (ii) an amount equal to the lump sum present actuarial value of the excess, if any, of the normal retirement allowance to which the Employee would have been entitled under the Pension Plan, assuming that the Employee continued as an active participant under such plan, without change in his or her rate of annual pay, until the earlier of his or her 65th birthday or the tenth anniversary of the date of the Change in Control, over the normal retirement allowance to which the Employee is actually entitled under such plan as of the date of termination; and (iii) group health benefits substantially similar to what the Employee was receiving immediately prior to the date of termination. In addition, the Corporation will pay an additional amount to the Employee to compensate for excise taxes the Employee is required to pay on "excess parachute payments."

INDEMNIFICATION AGREEMENTS.

The Corporation has entered into Indemnification Agreements with each director and certain executive officers (an "Indemnified Person"). Each agreement provides that the Corporation shall indemnify the Indemnified Person to the fullest extent permitted by applicable law or the Corporation's Restated Certificate of Incorporation, including if and when the Indemnified Person is or was a party or is threatened to be made a party to any action, suit, arbitration, investigation, administrative hearing, or any other proceeding (a "Proceeding") because of the Indemnified Person's status or former status as a director, officer, or other agent of the Corporation or because of anything done or not done by the Indemnified Person in such capacity, against all expenses and liabilities actually and reasonably incurred by the Indemnified Person or on the Indemnified Person's behalf in connection with the investigation, defense, settlement, or appeal of such Proceeding. The Corporation will advance to the Indemnified Person all reasonable defense expenses incurred in defense of any Proceeding. Further, each agreement provides that upon the acquisition of 30% or more of the outstanding shares of Common Stock, other than by the Corporation or the ESOP, without approval by a majority of the Corporation's Board prior to such acquisition, the Corporation will obtain and maintain over the term of the agreement an irrevocable standby letter of credit on terms satisfactory to the Indemnified Person in an appropriate amount (but not less than $500,000) naming the Indemnified Person as the beneficiary in order to secure the Corporation's obligation under the agreement. Finally, each agreement provides that the Corporation will purchase and maintain director and officer insurance with coverage at least comparable to its then current insurance for the Indemnified Person for the term of the agreement. The Corporation may elect to not purchase the required insurance if the insurance is not reasonably available or if, in the reasonable business judgment of the directors of the Corporation, either the premium cost for such insurance is disproportionate to the amount of coverage or the coverage provided by such insurance is so limited that there is insufficient benefit from such insurance.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2003 the Compensation Committee members were Stephen P. Reynolds, Chairman, and Frank M. Walker. William Swindells was an ex officio member until August 2003, when he became a member of the Committee. James E. Declusin was a member of the Committee until his appointment as President and CEO on August 1, 2003.


                       BOARD COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------
During 2003, subject to approval of the Board, the Compensation Committee (the "Committee") of the Board established the general compensation policies of the Corporation and the compensation plans and specific compensation levels for executive officers and established guidelines for the compensation of other personnel. The 2003 Committee was composed of independent, non-employee directors. In January 2004, the Committee adopted a new charter, which expanded and clarified its purposes, duties and responsibilities in light of the New York Stock Exchange listing standards.

COMPENSATION PRINCIPLES

The Corporation believes that the compensation program should be designed to attract, retain, and motivate talented employees to contribute to the Corporation's long-term success. To ensure that compensation is competitive, the Corporation periodically collects and analyzes compensation practices of companies and competitors in its location and industry and uses that information as the basis to determine whether the Corporation's compensation program is in a competitive range.

The Corporation maintains the philosophy that compensation of all employees should be directly and materially linked to operating and financial performance of the Corporation, and that incentive compensation should be a greater part of total compensation for more senior positions. To achieve this linkage, incentive compensation programs are provided based upon performance measures relevant to the employee or executive participants, for example quality production, cost reduction, net income, operating income, or return on assets.

These principles align all employee compensation with the Corporation's objectives, operating strategy, management initiatives, and financial performance. Within this overall philosophy, the Corporation's objectives are to:

[BULLET] Offer a total compensation program that takes into consideration the compensation practices of comparable companies with whom the Corporation competes for executive talent.

[BULLET] Support a performance-oriented environment in which everyone is working together in pursuit of the Corporation's short-term and long-term goals.

[BULLET] Maximize the Corporation's long-term growth and profitability and the enhancement of stockholder value.

COMPARATIVE EVALUATION

The Corporation seeks to align total compensation for its employees and executive officers with that of comparable executive positions in other manufacturing and steel companies. In 2001, the Corporation retained an independent consulting firm to review and benchmark executive and employee compensation. Overall, employee compensation was found to be at or slightly above market. The consultant's report to the committee on executive compensation compared the base salary, incentive compensation, and other benefits of the Corporation to other durable goods manufacturing companies (the "Report"). The Report focused on total compensation for the eight most senior executive positions. In preparing the Report, the consulting firm reviewed the executive position descriptions and competitive practices and pay levels for numerous durable goods manufacturing companies (including steel companies). The Report concluded that while executive base salaries were competitive, the Corporation's incentive compensation for executives was below market for comparable positions. As a result, the Corporation planned to gradually increase the opportunity for incentive compensation.

In 2003, the Corporation performed an internal review and benchmark of executive and employee compensation using the Report as guidance. Based on the information, the Committee found that executive base salaries were competitive, but that incentive compensation for executives was still below market for comparable positions. For 2004, the Annual Incentive Plan target bonus levels were increased.

EXECUTIVE COMPENSATION ELEMENTS

There are four elements in the Corporation's executive officer compensation program, all determined by position, individual performance, and corporate performance and profitability.

      BASE SALARY

      The Committee sets base salary levels for all officers at levels that are competitive with similar positions at other comparable companies, and that reflect the responsibilities and performance of the individuals.

      INCENTIVE COMPENSATION

      Executive officers participate in the Annual Incentive Plan ("AIP") and are excluded from the employee profit participation and gainsharing incentive plans. The AIP is designed to reward participants with an annual bonus if the results of certain pre-determined financial measurements meet or exceed the benchmarks set by the Board of Directors. From 2000 to 2003, the annual incentive compensation was determined based upon the Division's and Corporation's actual return on assets for the year, and calculated for each participant at a predetermined percentage of base salary. For 2004, AIP is based on the Corporation's Net Income.

      LONG-TERM INCENTIVE (STOCK OPTION) PLAN

      In April 2000, stockholders approved a long-term incentive plan which is a non-qualified stock option plan. No options were granted during 2003. See section entitled "Option Grants During Fiscal 2003" on page 11.

      EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

      The Corporation has an ESOP for qualified employees of Oregon Steel Mills, Inc. Annual contributions to the ESOP, which are at the discretion of the Board, are based upon the financial performance of the Corporation. The annual contribution may be in cash or Common Stock but historically has been in Common Stock. No contributions have been made to the ESOP since 1997. The Corporation also has a SERP (as discussed previously under the heading "Defined Benefit Retirement Plans") whereby the SERP supplements pension and ESOP benefits, making up for benefits which were lost because of the dollar limits imposed by sections 401(a)(17) and 415 of the Code.

CHIEF EXECUTIVE OFFICER ("CEO") COMPENSATION

The Committee used these compensation principles with respect to the compensation of Mr. Declusin, who became President and CEO of the Corporation on August 1, 2003. Mr. Declusin and the Corporation entered into an employment agreement which expires on December 31, 2005. Under the agreement, Mr. Declusin's base salary is $500,000 and he receives 40,000 restricted shares of the Corporation's stock, 20,000 of which vested on August 1, 2003, and 20,000 will vest on August 1, 2004, subject to forfeiture. In addition, Mr. Declusin is eligible to participate in the Annual Incentive Plan (at an initial target bonus of 37% for 2003) and other incentive programs, including stock options. Stock options to purchase 1,500 shares of the Corporation's stock were issued to Mr. Declusin in April 2003 under the non-management director plan and no stock options were granted to Mr. Declusin in 2003 as CEO. For the 2003 period, Mr. Declusin will not receive any additional compensation under the AIP or ESOP plans.

The Corporation does not have any "Excessive Employee Remuneration" as defined in section 162(m) of the Code.



                       COMPENSATION COMMITTEE DURING 2003
                          Stephen P. Reynolds, Chairman
                                 Frank M. Walker
                                William Swindells

                AUDIT COMMITTEE REPORT OF THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------
The Board of Directors has a separately designated audit committee established in accordance with Section 3(a)(58) of the Securities Exchange Act. The Audit Committee members in 2003 were Mr. Demorest, Chair, Messrs. Neun, Parkinson and Sproul as members and Mr. Swindells as ex officio member. As determined by the Board, each Audit Committee member is "independent" as defined by the New York Stock Exchange listing standards. The Board also determined that Mr. Demorest is an "audit committee financial expert" and he is independent. Furthermore, the Board determined that Mr. Neun's simultaneous service on the audit committees of more than two other public companies would not impair his ability to effectively serve on the Corporation's Audit Committee. The Board of Directors and the Audit Committee believe that the Audit Committee's current member composition satisfies the New York Stock Exchange listing standards.

The Audit Committee oversees the accounting and financial reporting processes of the Corporation and audits of the financial statements of the Corporation. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Corporation has adopted an amended and restated written charter of the Audit Committee, a copy of which was attached as Appendix B to this 2004 Proxy Statement.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the Corporation's audited financial statements to generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Corporation's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Audit Committee received from the independent auditors the written disclosures and letter required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Corporation and its management. The Audit Committee has considered whether the independent auditor's provision of non-audit services to the Corporation is compatible with maintaining the auditor's independence, and determined that it is.

The Audit Committee's pre-approval policies and procedures require pre-approval of all non-prohibited audit and non-audit services provided by the independent auditors to the Corporation and require specific written pre-approval relating to any type of non-prohibited services where fees in the aggregate are expected to exceed $10,000 ("Material Services"). The Audit Committee may delegate the authority to grant pre-approval of Material Services to a designated member of the Audit Committee and Mr. Demorest was named the designated member. The Corporation has determined that certain non-audit services are prohibited. At each Audit Committee meeting, the Audit Committee reviews a report summarizing the services provided by the independent auditors and a list of services to be pre-approved since its last regularly scheduled meeting.

The function of the Audit Committee members is not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is "independent" under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel, and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Committee's members in business, financial and accounting matters.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Corporation's Annual Report on SEC Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.


                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

On July 7, 2003, PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") was dismissed as certifying accountants by the Audit Committee. The audit reports of PricewaterhouseCoopers on the Corporation's financial statements for the years ended December 31, 2002 and 2001, did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Corporation's two most recent fiscal years and through July 7, 2003, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused PricewaterhouseCoopers to make reference thereto in connection with its reports on the finan-cial statements for such years. During the two most recent fiscal years and through July 7, 2003, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)). The Corporation delivered a draft copy of its Form 8-K report to PricewaterhouseCoopers on July 7, 2003. Concurrently with that delivery, the Corporation requested that PricewaterhouseCoopers furnish it with a letter addressed to the Securities and Exchange Commission (the "SEC") stating whether PricewaterhouseCoopers agrees with the above statements and, if not, stating the respects in which PricewaterhouseCoopers does not agree. The letter of PricewaterhouseCoopers to the SEC dated July 7, 2003, indicating that they agree with the statements concerning PricewaterhouseCoopers in such Form 8-K was attached as Exhibit 16.1 to the Form 8-K filed on July 10, 2003.

On July 7, 2003, KPMG LLP ("KPMG") was engaged as new independent accountant by the Audit Committee. During the Corporation's two most recent fiscal years and through July 7, 2003, the Corporation did not consult with KPMG regarding either
(1) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Corporation's financial statements, and neither a written report was provided to the Corporation or oral advice was provided that KPMG concluded was an important factor considered by the Corporation in reaching a decision as to the accounting, auditing, or financial reporting issue; or (2) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event pursuant to Item 304(a)(1)(v) of Regulation S-K.

In addition to performing the audit of the Corporation's consolidated financial statements, PricewaterhouseCoopers LLP and/or KPMG LLP provided various other services during the last two years. The aggregate fees billed for the last two years for each of the following categories of services are set forth below:

            2003        Audit Fees(FN1)                           $472,000
                        Audit Related Fees(FN2)                   $ 37,700
                        Tax Fees(FN3)                             $ 36,000
                        All Other Fees                                  --

            2002        Audit Fees(FN1)                           $370,900
                        Audit Related Fees(FN2)                   $176,100
                        Tax Fees(FN3)                             $122,700
                        All Other Fees                                  --

------------
(FN1) Audit fees include annual audit of the Corporation's consolidated financial statements and review of interim financial statements in the Corporation's Reports on Form 10Q.

(FN2) Audit related fees include audits of the Corporation's employee benefit plans, review of registration statements and issuance of comfort letters.

(FN3) Tax-related services include review and assistance with tax returns for various legal entities of the Corporation, and tax advice and planning for income and other taxes. Representatives of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make any statements they desire, and will also be available to respond to appropriate questions from stockholders.



                           AUDIT COMMITTEE DURING 2003
                           Harry L. Demorest, Chairman
                                  Carl W. Neun
                               David L. Parkinson
                                 John A. Sproul
                          William Swindells, ex officio

                        PROPOSAL 2: STOCKHOLDER PROPOSAL
--------------------------------------------------------------------------------
Mr. Mark Latham, 177 Telegraph Road, #302, Bellingham, WA 98226, owner of 2,000 shares of the Corporation, has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal:

                             PROXY ADVISORY PROPOSAL

      WHEREAS, many shareowners lack the time and expertise to make the best voting decisions, yet prefer not to always follow directors' recommendations, because of possible conflicts of interest;

      WHEREAS, shareowners have a common interest in obtaining sound independent advice, but often insufficient private interest to justify paying for it individually (the "free-rider" problem);

      THEREFORE, BE IT RESOLVED that Oregon Steel Mills, Inc. shareowners request the Board of Directors to hire a proxy advisory firm for one year, to be chosen by shareowner vote. Shareowners request the Board to take all necessary steps to enact this resolution in time to hold the vote at year-2005 shareowner meeting, with the following features:

      To insulate advisor selection from influence by the Corporation's management, any proxy advisory firm could put itself on the ballot by paying an entry fee, declaring the price (no more than $8,000) for advisory services for the coming year, and providing the address of a website describing their proposed services and qualifications.

      The winning candidate would be paid its declared price by the Corporation, and make advice freely available to all Corporation shareowners for the subsequent year, on all matters put to shareowner vote except director elections. (Advice on director elections is excluded to satisfy SEC rule 14a-8(i)(8).)

      Performance of the advisory firm would not be policed by the Corporation's management, but rather by gain or loss of the advisor's reputation and future business.

      Brief summary advice could be included in the Corporation proxy, with references to a website and/or a toll-free phone number for more detail. The decision of whether to hire proxy advisory firms in later years would be left open.

      SUPPORTING STATEMENT:
      ---------------------
      The proxy advisor would be paid with Corporation funds to give shareowners an independent professional opinion. Independence would be further enhanced by having shareowners choose the proxy advisor. This could also increase competition in the proxy advisory business, because new entrants could earn fees on a company-by-company basis, without covering thousands of companies.

      WALL STREET JOURNAL (July 26, 2001)article "After This Deal, Is Anyone Left to Give Advice?":

      "...Proxy Monitor Inc. has agreed to buy Institutional Shareholder Services... A monopoly of shareholder advice doesn't sit well with some."

      SAN FRANCISCO CHRONICLE (May 18, 2003) article "Battle of the Ballot":

      "State Street out-sources its proxy voting operation to Institutional Shareholder Services."

      Example of lack of time and expertise:
      http://boards.fool.com/Message.asp?mid=19682916: "I tried to read the
      -----------------------------------------------
      proxy statement, but I still don't understand whether the change is shareholder friendly or not."

      Mistrust of boards: Harris Poll, September 2003, at
      www.sec.gov/rules/proposed/s71903/gmcentee092403.pdf: "Support
      ----------------------------------------------------
      for corporate management nominees is also mixed with majorities of shareholders having WITHHELD SUPPORT from a management nominee."

      The conflicts of interest among managers, directors and shareowners are described in Robert Monks and Nell Minow's 1996 book Watching the Watchers, along with shareowners "free rider" and "rational ignorance" problems.

      Articles discussing the company-pay system for proxy advice are on the Corporate Monitoring website at www.corpmon.com/publications.htm.

                 CORPORATION'S RESPONSE TO STOCKHOLDER PROPOSAL

The Board of Directors recommends a vote AGAINST approval of the Stockholder Proposal as the implementation of the proposal described above would not be in the best interests of the Corporation or you, our stockholders. In the opinion of the Board of Directors:

[BULLET] The Board consists of eight Directors, seven of whom are "independent directors" and one is a member of management. The directors are experienced individuals who are familiar with the Corporation's business and the markets in which the Corporation operates. The Board of Directors believes it is sufficiently independent of management to avoid conflicts of interest. Adding the advice of an outside firm (at the Corporation's expense) would not assist the Board or stockholders in furthering the Corporation's objectives or otherwise be in the stockholder's best interests.

[BULLET] The Board of Directors is committed to providing Corporation stockholders with useful voting recommendations and information on which to make voting decisions. The Board bases its recommendations on its knowledge of the Corporation, its strategic plans for the business and input from management and outside advisers. We do not believe adding the advice of an unsupervised firm at our expense would be in the interests of our stockholders.

[BULLET] This proposal calls for the Corporation to hire a proxy advisory firm without screening, input or review by the Board or management of the quality of the firm or its work product. Even our independent auditors are selected and reviewed by the Audit Committee. The Board of Directors does not believe it is in the best interests of our stockholders to spend funds to hire a proxy advisory firm without first evaluating the need for such advice and the quality of the firm's work, its recommendations and the process by which such recommendations are made.

[BULLET] The proposal calls for the firm to be paid without regard to the reasonableness of this compensation for the work performed. While the proposal purports to cap the fees paid to the elected proxy advisory firms, we believe the actual costs of the proposal will be greater. We do not believe it is a good idea for us to abdicate our responsibilities to evaluate the engagement, services and compensation of outside advisers, and do not believe we should provide an open forum in our proxy materials for an unknown and unsupervised firm.

[BULLET] The Stockholder Proposal involves additional cost to the proxy process.

[BULLET] There is a significant volume of published research and other literature regarding the Corporation and issues of importance to the Corporation's stockholders (made even more accessible by the Internet), and a proxy advisory firm would offer little marginal benefit in communicating with stockholders.

THEREFORE, FOR ALL OF THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS URGES STOCKHOLDERS TO VOTE "AGAINST" THIS PROPOSAL 2.



                                  REQUIRED VOTE

The affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the stockholder proposal is required to approve the stockholder proposal, which is framed as a "recommendation" to the Board. An abstention is treated as being present and entitled to vote on the matter and, therefore, has the effect of a vote against the stockholder proposal. A broker "non-vote" is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the stockholder proposal has been approved.

                                  OTHER MATTERS

The Board knows of no other matters to be brought before the Annual Meeting. However, if any other business properly comes before the meeting, the persons named in the accompanying form of proxy will vote or refrain from voting thereon in accordance with their judgment pursuant to the discretionary authority given them in the proxy.

                  STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

Stockholder proposals submitted for inclusion in the 2005 proxy materials and consideration at the 2005 Annual Meeting of Stockholders must be received by the Corporation no later than November 30, 2004, and no earlier than October 31, 2004. Any such proposal should comply with the rules promulgated by the Securities and Exchange Commission governing stockholder proposals submitted for inclusion in proxy materials.

In order to be considered at the 2005 Annual Meeting of Stockholders, written notice of a non-Rule 14a-8 stockholder proposal or director nomination must contain the information required by the Corporation's bylaws and must be received by the Corporation no later than November 30, 2004 and no earlier than October 31, 2004.

                                           Jennifer R. Murray
                                           SECRETARY
Portland, Oregon
March 29, 2004

                         2004 ANNUAL MEETING GUIDELINES
          ----------------------------------------------------------------------
          In the interest of an orderly and constructive meeting, the following guidelines will apply for the 2004 Oregon Steel
          Mills, Inc. Annual Meeting of Stockholders:

          1. To gain entrance at the meeting, you must present the enclosed Admission Ticket or evidence of ownership of Oregon Steel Mills, Inc. stock.


          2. Except those employed by the Corporation to provide a record of the proceedings, the use of cameras, sound recording equipment, microphones, megaphones, and other noisemaking devices is prohibited. Briefcases, purses, and parcels may be examined or searched before you are admitted to the meeting. No signs, placards, banners, leaflets, or similar materials may be brought into the meeting.


          3. The business of the meeting is set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated March 29, 2004. Whether or not you plan to attend the meeting, please sign, date, and return the proxy form in the envelope provided. If you wish to change your vote or have not voted by proxy, a ballot will be distributed to you at the meeting.


          4. Please register your attendance at the meeting on the sign-up sheet at the registration table. If you wish to comment on a proposal which will be voted on at the meeting or ask an appropriate question about the business of the Corporation at the end of the meeting, please register your intention to do so on the sign-up sheet at the registration table.


          5. Time has been reserved at the end of the meeting for stockholder questions that relate to the business of the Corporation. After you have registered and at the appropriate time, please go to the microphone, state your name, and confirm that you are a stockholder before asking your question. Please direct all comments or questions to the Chairman. Comments or questions from the floor are limited to two minutes to provide an opportunity for as many stockholders as possible.


          6. Personal grievances or claims are not appropriate subjects for the meeting.


          7. The Chairman in his sole discretion shall have authority to conduct the meeting and rule on any questions or procedures that may arise. Voting results announced by the Inspector of Election at the meeting are preliminary. Final results will be included in the summary of the results of the meeting included in the Corporation's first Quarterly Report on Form 10-Q.

                                                                     APPENDIX A
                            OREGON STEEL MILLS, INC.
      NOMINATING / CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE CHARTER
--------------------------------------------------------------------------------
The Nominating/Corporate Governance and Compensation Committee ("Committee") is a committee of the Board of Directors ("Board") of Oregon Steel Mills, Inc. ("Company").

PURPOSES

The purposes of the Committee in the areas of Nominating/Corporate Governance are to (a) identify individuals qualified to become Board members, consistent with criteria approved by the Board, and to select, or to recommend that the Board select, the director nominees for the next annual meeting of stockholders;
(b) develop and recommend to the Board a set of corporate governance principles applicable to the Company; and (c) oversee the evaluation of the Board and Company management.

The purposes of the Committee in the areas of Compensation are to have a direct responsibility to (a) review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO's performance in light of those goals and objectives, and either as a committee or together with the other independent directors (as directed by the Board), determine and approve the CEO's compensation based on this examination; (b) make recommendations to the Board with respect to non-CEO compensation, incentive compensation plans and equity-based plans; and (c) produce an annual report on executive compensation as required by the SEC for inclusion in the proxy statement or Form 10-K.

COMMITTEE MEMBERSHIP

The Committee shall consist of no fewer than three directors, each of whom shall meet the "independence" requirements set forth in the Company's Corporate Governance Guidelines and all other legal and exchange requirements.

The members of the Committee shall be appointed and removed by the Board in consultation with the Chair of the Board and CEO. The Chair of the Committee shall be designated by the Chair of the Board.

The Committee shall meet at least two times per year or more frequently as circumstances require. A majority of the members constitute a quorum of the Committee. Once a quorum is established, a majority of the members present shall decide any question brought before the Committee.

The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary. The CEO and the Vice President of Administration will meet with the Committee as required. However, the Committee shall deliberate upon the CEO's performance and compensation when no members of management are present. The Committee is empowered to retain independent counsel, accountants, employment consultants or others to assist it in the conduct of its functions. The Committee may allocate the responsibilities of the Committee to committees of its own denomination, provided that the subcommittees are composed entirely of independent directors. Any such subcommittee must also have a published charter.

The Committee, and each member of the Committee, shall be entitled to rely, in good faith, on information, opinions, reports or statements, or other information prepared or presented to them by (i) officers and other employees of the Company, whom the committee or such member believes to be reliable and competent in the matters presented, and (ii) counsel, public accountants or other person as to matters which the member believes to be within the professional competence of such person.

COMMITTEE'S DUTIES AND RESPONSIBILITIES

In addition to the purposes set forth above, the primary duties and responsibilities of the Committee shall be to:

NOMINATING/CORPORATE GOVERNANCE
   1. DIRECTOR SELECTION

     (a) Make recommendations to the Board regarding all nominees for Board membership, whether for the slate of director nominees to be proposed by the Board to the stockholders in the annual proxy statement or any director nominees to be elected by the Board to fill interim director vacancies consistent with criteria approved by the Board. It is expected that all directors will be alert to potential board candidates with appropriate skills and characteristics and communicate such information to the Committee. The CEO, while not a member of the Committee, shall have a significant role in recommending board candidates and the recruitment process of new members.

     (b) Develop and recommend to the Board criteria for selecting new directors. Criteria could include background, skills, experience, age, diversity, time availability (including the number of other boards the person sits on), needs of the Board and current and future business directions of the Company.

     (c) Have the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm's fees and other retention terms.

     (d) Provide the disclosure to stockholders in the annual meeting proxy statement as required by the SEC.

   2. BOARD AND BOARD PERFORMANCE

     (a) Periodically review and recommend the appropriate size of the Board.

     (b) Periodically review appropriateness of any restrictions on Board service, such as term limits and retirement policy.

     (c) Oversee the evaluation of the Board.

         (i) Establish, coordinate and review with the Chair of the Board criteria and process for evaluating the effectiveness of the Board.

         (ii) Establish performance criteria/expectations for directors in areas of attendance, preparedness, candor and participation.

         (iii) Solicit input from the Board and periodically review the effectiveness of the Board and its committees, including the composition and functionality of the Board and its committees.

     (d) After consultation with other nonmanagement directors, recommend frequency of regular meetings of non-management directors, develop format for such meetings, including selection of presiding director at such meetings, and determine method of communications between
         i) employees, stockholders and other interested parties and
         ii) nonmanagement directors and/or the presiding non-~management director.

   3.   BOARD LEADERSHIP

     (a) Develop and recommend to the Board procedures for selection of the Chair of the Board and/or Lead Director.

     (b) Develop and recommend to the Board procedures for the Board's review of the Chair of the Board and/or Lead Director, and for communicating such review.

   4. BOARD COMMITTEES

     (a) Make recommendations to the Board regarding committee structures and delegated responsibilities.

     (b) Recommend to the Board, on an annual basis, nominees for appointment to committees of the Board.

   5. GOVERNANCE POLICIES

     (a) Develop and periodically review and recommend to the Board appropriate revisions to the Company's Corporate Governance Guidelines.

     (b) Develop and periodically review and recommend to the Board in conjunction with the Audit Committee appropriate revisions to a code of business conduct and ethics applicable to the Company's directors, officers and employees.

     (c) Develop and periodically review and recommend to the Board in conjunction with the Audit Committee appropriate revisions to a code of ethics applicable to the Company's senior financial officers and CEO.

COMPENSATION

   1. CEO AND EXECUTIVE COMPENSATION

      (a) Review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO's performance in light of those goals and objectives and either as a committee or together with the other independent directors (as directed by the Board), determine and approve the CEO's compensation level based on this evaluation. In determining the long-term incentive component of CEO compensation, the Committee should consider, among other factors, the Company's performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the Company's CEO in past years. To avoid confusion, the Committee is not precluded from approving awards (with or without ratification of the Board) as may be required to comply with applicable tax laws (i.e., Rule 162(m)).

      (b) Oversee the evaluation of Company's management.

      (c) Review the CEO's recommendations and approve annual compensation for the Company's other senior executives.

      (d) Establish and administer annual and long-term incentive compensation plans for key executives.

      (e) Review and recommend to the Board for its approval changes to executive compensation policies and programs.

      (f) Review and take action, if necessary, to set performance standards required by any Company compensation arrangements applicable to the CEO and the Company's other executives.

   2. EQUITY-BASED COMPENSATION

      (a) Recommend to the Board for its approval and, where required, submission to the Company's stockholders, incentive compensation plans and equity-based plans.

      (b) Determine awards under the Company's stock option plans and exercise such other power and authority as may be permitted or required under such plans.

      (c) Make recommendations to the Board regarding reservation of shares for issuance under the stock option plans.

   3. DIRECTOR COMPENSATION

      Review and recommend to the Board programs or changes to programs for director compensation, including indemnification and insurance.

   4. GENERAL COMPENSATION DUTIES

      (a) Prepare and publish a report to stockholders in the annual meeting proxy statement as required by the SEC.

      (b) Retain a compensation consultant, from time to time, to advise the Committee on executive compensation practices and policies, or any other matters within the charter of the Committee.

      (c) Have the sole authority to retain and terminate any compensation consultant used to assist in the evaluation of a director, CEO or senior executive compensation of the Company and have sole authority to approve the consultant's fees and other retention terms.

GENERAL RESPONSIBILITIES

     1. Make regular reports to the Board.

     2. Review and reassess the adequacy of the Committee's charter annually and recommend any proposed changes to the Board for approval.

     3. Make recommendations to the Board as to Committee member qualifications, appointment and removal.

     4. Make recommendations to the Board regarding Committee structure and operations (including authority to delegate to subcommittees).

     5. Perform an annual performance evaluation of the Committee.

     6. Perform such other functions as assigned by law, the Company's bylaws, or the Board.

   The Committee does not have administrative or oversight responsibility over the pension fund, which is administered by its trustees.

                                                                    APPENDIX B
                            OREGON STEEL MILLS, INC.
                             AUDIT COMMITTEE CHARTER
--------------------------------------------------------------------------------
The Audit Committee is a committee of the Board of Directors. The Audit Committee's purpose is to assist Board oversight of: (a) the integrity of the Company's financial statements, (b) the Company's compliance with legal and regulatory requirements, (c) the independence and qualifications of the outside auditor, and (d) the performance of the Company's internal audit function and outside auditor.

The Audit Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, and other advisers, as it determines necessary to carry out its duties. The Committee will perform such other functions as assigned by law, the Company's charter or bylaws, or the Board of Directors.

The Company must provide for appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the Board of Directors, for payment of: (a) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (b) compensation to any advisers employed by the Audit Committee; and (c) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out the Audit Committee's duties.

MEMBERSHIP

The membership of the Audit Committee shall consist of three or more independent members of the Board of Directors who shall be appointed by the Board of Directors. Independence shall be as determined in accordance with New York Stock Exchange standards and the Securities and Exchange Commission rules. Each member must be financially literate, as such qualification is interpreted by the Board of Directors in its business judgment. At least one member must have accounting or related financial management expertise as the Board of Directors interprets such qualification in its business judgment and if such person meets the definition of a financial expert set out in the rules and regulations of the Securities and Exchange Commission, it will be presumed that such person has accounting or related financial management expertise. Committee members will not serve simultaneously on the audit committees of more than two other public companies, unless the board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Company's Audit Committee.

MEETINGS

The Committee shall meet at least two times per year or more frequently as it deems necessary to fulfill its responsibilities. The Committee may request members of management or others to attend the meeting and provide pertinent information as necessary. The Audit Committee shall meet separately, periodically, with the outside auditor, the manager of internal audit, and management.

DUTIES, RESPONSIBILITIES AND AUTHORITY

In meeting its responsibilities, the Audit Committee shall have the following duties and authority:

WITH RESPECT TO THE OUTSIDE AUDITOR,

[BULLET] To have ultimate authority and direct responsibility for the appointment, compensation, retention and oversight of the work of any registered public accounting firm employed or engaged by the Company (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and the outside auditor must report directly to the Audit Committee.

[BULLET] At least annually, to obtain and review a report by the outside auditor describing: the firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (to assess the auditor's independence) all relationships between the outside auditor and the Company.

[BULLET] After reviewing the report described above and the outside auditor's work throughout the year, to evaluate the outside auditor's qualifications, performance and independence and to review and evaluate the lead partner of the outside auditor. In making its evaluation, the Audit Committee will take into account the opinions of management and the Company's internal auditor. The Audit Committee will assure the regular rotation of the lead audit partner as required by law and will consider whether, in order to assure continu-ing auditor independence, there should be regular rotation of the audit firm itself. The Audit Committee will present its conclusions with respect to the outside auditor to the full board.

[BULLET] To pre-approve engagements of permitted nonaudit services performed by the outside auditor, and establish policies and procedures for the engagement of the outside auditor to provide permitted nonaudit services.

[BULLET] To review the outside auditor's scope and plan of the annual audit.

[BULLET] To review with the outside auditor any audit problem or difficulties and management's response, including any restrictions on the scope of the outside auditor's activities or on access to requested information, and any significant disagreements with management. The review will also include a discussion of the responsibilities, budget and staffing of the Company's internal audit function.

[BULLET] To set clear hiring policies for employees or former employees of the outside auditors.

[BULLET] To review (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the outside auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (c) the effect of regulatory and accounting initiatives as well as off-balance sheet structures, on the financial statements of the Company.

WITH RESPECT TO THE INTERNAL AUDIT FUNCTION,

[BULLET] To review and ratify the appointment, replacement, reassignment, or dismissal of the manager of internal audit.

[BULLET] To review the quarterly audit plan and any difficulties encountered in the course of audits, including any restrictions on the scope of the internal audit work or access to required information.

[BULLET] To review the internal audit budget, staffing, and department charter.

[BULLET] To review significant findings during the year and management's responses to such findings.

WITH RESPECT TO THE COMPANY'S FINANCIAL REPORTING PROCESS,

[BULLET] To review and discuss any reports or communications submitted to the Audit Committee by the outside auditor, whether or not required by SAS 61, Independence Standards Board Standard No. 1 or Securities and Exchange Commission rules, including reports and communications related to:

         (a) Deficiencies noted in the audit in the design or operation of internal controls,

         (b) Consideration of fraud in a financial audit,

         (c) Detection of illegal acts,

         (d) The outside auditor's responsibility under GAAP,

         (e) Significant accounting policies,

         (f) Management judgments and accounting estimates,

         (g) Adjustments arising from the audit,

         (h) The responsibility of the outside auditor for other information in documents containing audited financial statements,

         (i) Major issues discussed with management,

         (j) Disagreements with management,

         (k) The outside auditor's judgment about the quality of the Company's accounting principles,

         (l) Reviews of interim financial information conducted by the outside auditor,

         (m) Critical accounting policies and practices to be used,

         (n) Alternative treatments of financial information within GAAP that have been discussed with management officials of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the outside auditor; and

         (o) Other material written communications between the outside auditor and the management of the Company, such as any management letter or schedule of unadjusted differences.

[BULLET] Based on the outside auditor's reports and review of the audited financial statement, to recommend or not recommend to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K.

[BULLET] To meet with the outside auditor, the manager of internal audit, and management:

         (a) To consider the audit scope and plan of the internal auditors and the outside auditor. Review with the manager of internal audit and the outside auditor the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources; and

         (b) The outside auditor's audit of the financial statements and the form of opinion the outside auditor proposes to render to the Board of Directors.

[BULLET] To review legal and regulatory matters identified by legal counsel that may have a material impact on the financial statements.

[BULLET] To review and discuss the Company's annual audited financial statements and quarterly financial statements with management and the outside auditor, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

[BULLET] To discuss generally the Company's earnings press releases (that is the type and presentation of information to be included in earnings press releases), as well as review any financial information and earnings guidance provided to analysts and rating agencies.

[BULLET] To discuss policies with respect to risk assessment and risk management.

WITH RESPECT TO REPORTING,

[BULLET] To review any report or other disclosures required by the rules of the Securities and Exchange Committee to be included in the Company's annual proxy statement.

[BULLET] To review this charter at least annually and recommend any changes to the full Board of Directors.

[BULLET] To report regularly to the full Board of Directors.

[BULLET] To make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.

WITH RESPECT TO EVALUATIONS,

[BULLET] To perform an annual performance evaluation of the Audit Committee.

WITH RESPECT TO COMPLAINTS,

[BULLET] To establish procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

                            OREGON STEEL MILLS, INC.
                         ANNUAL MEETING - April 29, 2004
                      PROXY SOLICITED BY BOARD OF DIRECTORS

     The undersigned hereby appoints James E. Declusin and L. Ray Adams, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Oregon Steel Mills, Inc. on April 29, 2004 and any adjournment thereof, with all powers that the undersigned would possess if personally present, with respect to the items on the reverse side.

     THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE REVERSE HEREOF. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND AGAINST PROPOSAL 2. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

     PLEASE MARK, DATE, SIGN, AND RETURN THE PROXY CARD PROMPTLY.
                    (CONTINUED AND TO BE SIGNED ON REVERSE)
[BOX]

    ADDRESS CHANGE/COMMENTS (MARK THE CORRESPONDINGBOX ON THE REVERSE SIDE)


                                                                  [END OF BOX]
                    [TRIANGLE]FOLD AND DETACH HERE[TRIANGLE]

        YOU CAN NOW ACCESS YOUR OREGON STEEL MILLS, INC. ACCOUNT ONLINE.

Access your Oregon Steel Mills, Inc. shareholder/stockholder account online via Investor ServiceDirect (R)(ISD).

Mellon Investor Services LLC, Transfer Agent for Oregon Steel Mills, Inc., now makes it easy and convenient to get current information on your shareholder account.

[BULLET] View account status         [BULLET] View payment history for dividends
[BULLET] View certificate history    [BULLET] Make address changes
[BULLET] View book-entry information [BULLET] Obtain a duplicate 1099 tax form
                                     [BULLET] Establish/change our PIN

              VISIT US ON THE WEB AT HTTP://WWW.MELLONINVESTOR.COM
                      CALL 1-877-978-7778 BETWEEN 9AM-7PM
                           MONDAY-FRIDAY EASTERN TIME

    INVESTOR SERVICE DIRECT (R) IS A REGISTERED TRADEMARK OF MELLON INVESTOR
                                  SEVICES LLC

                       -End of first page of Proxy card-

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND AGAINST PROPOSAL 2.

                                     Mark Here for Address    [Empty Square
                                     Change or Comments        Box]



1.  Election of Class A Directors   FOR    WITHHOLD
    01 WILLIAM P. KINNUNE          [  ]      [  ]
    02 DAVID L. PARKINSON
    03 BRETT WILCOX


2.  Stockholder proposal to hire proxy advisory firm.

             FOR            AGAINST        ABSTAIN
             [  ]             [  ]           [  ]

    (INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
     WRITE THAT NOMINEE'S NAME ON THE LINE BELOW.)

               ------------------  ------------------  ----------------------




                                                     Dated:            , 2004
                                                           -----------

[To the left of "Date"                               -----------------------
 appears a 3/8-inch,                                  Signature of Shareholder
 horizontal black line;
 a perpendicular 3/8-inch                             -----------------------
 black line extends                                   Signature or Signatures
 downward from the right
 corner of the horizontal
 line.)


Please date and sign exactly as name is imprinted hereon, including designation as executor, trustee, etc., if applicable. When shares are held jointly, each joint owner should sign. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


                    [TRIANGLE]FOLD AND DETACH HERE[TRIANGLE]




                                ADMISSION TICKET


ADMISSION TICKET FOR THE 2004 OREGON STEEL MILLS, INC. ANNUAL MEETING OF STOCKHOLDERS, THURSDAY, APRIL 29, 2004, AT 8:00 A.M. PACITIC TIME IN THE CAMBRIDGE/OXFORD ROOM AT THE BENSON HOTEL, 309 SW BROADWAY, PORTLAND, OREGON.

                              THIS IS NOT A PROXY

Admits stockholder(s) or duly appointed proxy(ies) of record only.

NON-TRANSFERABLE.

THIS TICKET, OR OTHER EVIDENCE OF STOCK OWNERSHIP, MUST BE PRESENTED TO ENTER THE MEETING.

Admittance will be based upon availability of seating.

THE DISTRIBUTION OF LEAFLETS AND OTHER MATERIAL IS NOT PERMITTED. CAMERAS, TAPE RECORDERS, MICROPHONES, MEGAPHONES, AND OTHER NOISE MAKING DEVICES ARE PROHIBITED IN THE MEETING. THANK YOU FOR YOUR COOPERATION.



                      - End of second side of Proxy card-